Exhibit 3.9

ARTICLES OF INCORPORATION

OF

ALL POINTS INDUSTRIES, INC.

The undersigned, being an individual, does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of organizing a corporation for profit, pursuant to the provisions of the Florida Business Corporation Act.

FIRST: The corporate name for the corporation (hereinafter called the “corporation”) is ALL POINTS INDUSTRIES, INC.

SECOND: The street address, wherever located, of the principal office of the corporation is 1300 Stirling Road, Dania, Florida 33004.

The mailing address, wherever located, of the corporation is 1300 Stirling Road, Dania, Florida 33004.

THIRD: The number of shares that the corporation is authorized to issue is one thousand, all of which are without par value and are of the same class and are to be Common shares.

FOURTH: The street address of the initial registered office of the corporation in the State of Florida is 1300 Stirling Road Dania, Florida 33004.

The name of the initial registered agent of the corporation at the said registered office is Gregory Mann.

The written acceptance of the said initial registered agent, as required by the provisions of Section 607.0501 (3) of the Florida Business Corporation Act, is set forth following the signature of the incorporator and is made a part of these Articles of Incorporation.

FIFTH: The name and the address of the incorporator are:

NAME	ADDRESS
Samuel Saleem	375 Hudson Street, 11th Floor New York, New York 10014

SIXTH: The purposes for which the corporation is organized are to engage in any lawful business for which corporations may be organized under the Florida Business Corporation Act.

SEVENTH: The duration of the corporation shall be perpetual.

EIGHTH: The corporation shall, to the fullest extent permitted by the provisions of the Florida Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

NINTH: Whenever the corporation shall be engaged in the business of exploiting natural resources or other wasting assets, distributions may be paid in cash out of depletion or similar reserves at the discretion of the Board of Directors and in conformity with the provisions of the Florida Business Corporation Act.

Signed on July 3, 1996.

/s/ Samuel Saleem
Samuel Saleem, Incorporator

Having been named as registered agent and to accept service of process for the above-named corporation at the place designated in these Articles of Incorporation, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

By:	/s/ Gregory Mann
Gregory Mann

Date: 7/9/96